Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	Kim Rockley
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	kimrockley@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS SECOND QUARTER 2013 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – Aug. 22, 2013 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq:SFM) today reported results for its 13 week second quarter ended June 30, 2013.

Second Quarter Highlights:

•	Net sales of $622.4 million; a 45% increase from the same period in 2012

•	Net sales increased 22% compared to pro forma net sales for the same period in 2012

•	Pro forma comparable store sales growth of 10.8% and two year combined comparable store sales growth of 21.0%

•	Diluted earnings per share of $0.10; a 100% increase from the same period in 2012

•	Adjusted diluted earnings per share of $0.14

•	Adjusted EBITDA of $52.7 million; a 27% increase from pro forma adjusted EBITDA in 2012

“We are pleased to report strong financial results in our initial quarterly release as a public company,” said Doug Sanders, president and chief executive officer of Sprouts Farmers Market. "Our robust momentum continued into the second quarter resulting in strong top line performance with pro forma comparable store sales growth of 10.8%. New store sales continue to exceed our expectations as the Sprouts Farmers Market brand continues to attract health- conscious customers focused on value, paving the way for future success.”

In order to aid understanding of the Company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release. In addition, in comparing its results to the comparable periods of 2012, the Company has presented 2012 financial results on a pro forma basis as if the May 2012 business combination with Sunflower Farmers Market, Inc. (“Sunflower Transaction”) had occurred on the first day of the Company’s 2012 fiscal year. Unaudited pro forma condensed consolidated statements of operations for the thirteen and twenty-six weeks ended July 1, 2012, giving effect to the Sunflower Transaction, are included in the tables in this release.

Second Quarter 2013 Financial Results

Net sales in the second quarter 2013 increased 45% to $622.4 million. Second quarter net sales growth was driven by the Sunflower Transaction, an increase in comparable store sales growth and new store openings. Net sales increased 22% compared to pro forma sales for the same period of 2012, driven by pro forma comparable store sales growth of 10.8% and strong performance in new stores opened. The pro forma comparable store sales growth increase resulted from a balanced rise in traffic and basket size and continued strong performance across departments.

For the quarter, gross profit increased 43% to $187.0 million resulting in a gross profit margin of 30.1% of sales, or a decrease of 30 basis points, from the same period in 2012. Gross profit increased 23% compared to pro forma gross profit in the same period in 2012, primarily driven by the increase in sales, and the gross profit margin increased by 10 basis points compared to the pro forma gross margin percentage for the same period in 2012. Increases in gross margin from the leverage in occupancy and buying costs were partially offset by produce inflation and lower margins in the vitamin department due to temporary product markdowns in connection with merchandise alignment across Sprouts and former Henry’s and Sunflower stores.

Direct store expenses, as a percentage of sales, for the quarter decreased 90 basis points to 19.8%. Direct store expenses, as a percentage of sales, decreased 50 basis points compared to pro forma direct store expenses in the second quarter 2012, primarily due to leverage in labor cost and also reflected a loss on disposal of assets primarily related to the sale-leaseback of a store in 2012.

Net income was $12.5 million for the second quarter 2013, up $7.2 million from the same period in 2012, or an increase of 135%. Net income in the second quarter of 2013 included an $8.2 million pre-tax loss on extinguishment of debt and pre-tax store closure and exit costs of $0.9 million. Pro forma net income for the second quarter of 2012 included pre-tax acquisition and integration costs of $4.3 million; $1.3 million pre-tax loss on disposal of assets primarily related to the sale leaseback of a store; and pre-tax store closure and exit costs of $1.2 million. Excluding these items, adjusted net income increased 51% to $18.0 million compared to pro forma adjusted net income of $11.9 million in the same period in 2012. Adjusted EBITDA totaled $52.7 million, up $11.3 million, or 27%, from pro forma adjusted EBITDA for the same period in 2012. Adjusted diluted earnings per share was $0.14, a 56% increase from pro forma adjusted diluted earnings per share from the same period in 2012. This increase was attributable to improved business performance from higher comparable store sales and resulting operating leverage and performance of new stores opened.

Fiscal Year-to-Date Financial Results

For the 26-week period ended June 30, 2013, net sales increased 48% to $1.20 billion. Growth was driven by the Sunflower Transaction, an increase in comparable store sales, as well as new store openings. Net income was $30.6 million for the 26-week period ended June 30, 2013, up $15.7 million from the same period in 2012, or an increase of 106%. Net sales increased 19% compared to pro forma net sales for the same period of 2012. Adjusted EBITDA totaled $104.8 million, up $18.3 million or 21% from pro forma adjusted EBITDA in the same period of 2012.

Growth and Development

During second quarter 2013, the Company opened six new stores, four in California and one each in Oklahoma and Texas. An additional five stores have been opened in the third quarter to date bringing 2013 new store openings to 17, for a total of 165 stores in eight states as of Aug. 22, 2013. The Company expects to open two more stores in 2013, bringing total new stores in 2013 to 19.

Leverage, Liquidity and IPO

The Company generated cash from operations of $101.0 million year-to-date through June 30, 2013 and invested $51.7 million in capital expenditures, primarily for new stores. The Company ended the quarter with a principal balance on its term loan of $700.0 million, and had $65.6 million in cash and cash equivalents and $52.0 million available under its revolving credit facility.

On Aug. 6, 2013, the Company closed its initial public offering of 21.3 million shares of common stock, including approximately 2.8 million shares issued as a result of the exercise in full of the underwriters’ option to purchase additional shares. The Company received net proceeds from the offering of $344.7 million, after deducting underwriting discounts and offering expenses, and paid down $340.0 million of outstanding indebtedness under its term loan facility. After this payment, the principal balance on the Company’s existing term loan is $360.0 million.

“We are extremely pleased with overall business performance including our ability to continue to drive operating leverage from top line growth,” said Amin Maredia, chief financial officer. “With strong operating cash flows and lower debt resulting from the use of IPO proceeds, we are extremely well positioned to execute on our growth plans.”

Outlook

The following provides information on the Company’s current estimated 2013 results:

•	19% to 21% growth compared to pro forma net sales in 2012

•	Pro forma comparable store sales growth of 8.5 to 9.0%

•	Net Income of $44.0 million to $47.0 million

•	Adjusted EBITDA of $180.0 million to $185.0 million

•	Adjusted Net Income of $57 million to $60 million

•	Adjusted diluted earnings per share of $0.41 to $0.43

•	Capital expenditures of $70.0 million to $75.0 million, net of landlord reimbursements

•

Based on the issuance of shares in the initial public offering, weighted average diluted shares outstanding are expected to be approximately 145 million, 153 million and 140 million for the third quarter, fourth quarter and full year 2013, respectively.

Adjusted diluted earnings per share and adjusted EBITDA guidance for the year exclude the following pre-tax items: $8.2 million loss on extinguishment of debt and $0.9 million of store closure and exit costs both recognized in the first half of the year. Additionally they exclude $9.0 million loss on extinguishment of debt related to the $340.0 million pay down of the Company’s term loan to be recorded in the third quarter of 2013.

Second Quarter Conference Call

The Company will hold a conference call at 2 p.m. Pacific Daylight Time (5 p.m. Eastern Daylight Time) on Thursday, Aug. 22, 2013, during which Sprouts’ executives will elaborate on the Company’s second quarter 2013 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at http://investors.sprouts.com. For those participating via teleconference, the phone number for the call is 1-877-398-9481 (U.S.) or 1-408-337-0130 (international), and the passcode is 32202018. Participants are encouraged to dial in 10 minutes early. A replay of the event will remain available for two weeks and can be accessed by dialing 1-855-859-2056 (toll-free) or 1-404-537-3406 (international) and entering the confirmation code: 32202018. An archive of the webcast will be available for one year at http://investors.sprouts.com, under “Events and Presentations.”

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations for 2013, which are based on management estimates, currently available information and assumptions that management believes to be reasonable. Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management. See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) that are not statements of historical fact should be considered forward-looking statements, including, without limitation, the Company’s belief that its brand continues to attract health conscious customers focused on value, paving the way for future success; the Company’s expectation for 2013 new store openings; the Company’s belief that it is extremely well positioned to execute on its growth plans; and the Company’s expectations regarding fiscal 2013 sales growth, pro forma comparable store sales growth, net income, adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, capital expenditures, and weighted average diluted shares outstanding. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the Company’s ability to successfully compete in its intensely competitive industry; the Company’s ability to successfully open new stores; the Company’s ability to manage its rapid growth; the Company’s ability to maintain or improve its operating margins; the Company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a specialty retailer of natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts Farmers Market employs more than 13,000 team members and operates more than 160 stores in eight states.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Net sales	$622,367	$430,112	$1,196,061	$805,832
Cost of sales, buying and occupancy	435,340	299,381	835,114	558,314

Gross profit	187,027	130,731	360,947	247,518
Direct store expenses	122,985	88,996	237,646	163,829
Selling, general and administrative expenses	20,728	22,584	37,452	39,671
Store pre-opening costs	2,303	343	4,017	854
Store closure and exit costs	933	1,156	1,708	1,279

Income from operations	40,078	17,652	80,124	41,885
Interest expense	(11,391)	(8,365)	(21,556)	(15,463)
Other income	111	44	244	68
Loss on extinguishment of debt	(8,175)	—	(8,175)	—

Income before income taxes	20,623	9,331	50,637	26,490
Income tax provision	(8,155)	(4,025)	(20,052)	(11,638)

Net income	$12,468	$5,306	$30,585	$14,852

Net income per share:
Basic	$0.10	$0.05	$0.24	$0.13
Diluted	$0.10	$0.05	$0.24	$0.13
Weighted average shares outstanding:
Basic	125,958	115,964	125,963	112,982

Diluted	129,716	117,525	129,438	114,472

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	June 30, 2013	December 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$65,628	$67,211
Accounts receivable, net	9,974	8,415
Inventories	109,143	98,382
Prepaid expenses and other current assets	3,557	4,521
Deferred income tax asset	14,080	24,592

Total current assets	202,382	203,121
Property and equipment, net of accumulated depreciation	347,054	303,166
Intangible assets, net of accumulated amortization	196,112	196,772
Goodwill	368,078	368,078
Other assets	11,089	9,521
Deferred income tax asset	19,020	22,578

Total assets	$1,143,735	$1,103,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,889	$82,721
Accrued salaries and benefits	18,993	21,397
Other accrued liabilities	22,622	27,561
Current portion of capital and financing lease obligations	3,361	3,379
Current portion of long-term debt	2,749	1,788

Total current liabilities	162,614	136,846
Long-term capital and financing lease obligations	115,493	104,260
Long-term debt	680,625	424,756
Other long-term liabilities	56,556	50,619

Total liabilities	1,015,288	716,481

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 125,956,721 shares issued and outstanding, June 30, 2013 and December 30, 2012	126	126
Additional paid-in capital	114,565	395,480
Retained earnings (accumulated deficit)	13,756	(8,851)

Total stockholders’ equity	128,447	386,755

Total liabilities and stockholders’ equity	$1,143,735	$1,103,236

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Twenty-Six Weeks Ended
	June 30, 2013	July 1, 2012
Cash flows from operating activities
Net income	$30,585	$14,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,639	15,416
Accretion of asset retirement obligation	71	167
Amortization of financing fees and debt issuance costs	1,479	1,169
Loss on disposal of property and equipment	8	1,226
Gain on sale of intangible assets	(19)	—
Equity-based compensation	2,665	1,659
Non-cash loss on extinguishment of debt	7,976	—
Deferred income taxes	17,074	9,930
Changes in operating assets and liabilities:
Accounts receivable	(792)	(1,082)
Inventories	(10,761)	(5,062)
Prepaid expenses and other current assets	922	5,031
Other assets	163	(4,333)
Accounts payable	28,383	13,605
Accrued salaries and benefits	(2,404)	3,354
Other accrued liabilities	(3,541)	767
Other long-term liabilities	6,503	5,432

Net cash provided by operating activities	100,951	62,131

Cash flows from investing activities
Purchases of property and equipment	(51,676)	(14,223)
Proceeds from disposal of property and equipment	2	9,079
Proceeds from sale of intangible assets	172	—
Acquisition, net of cash acquired	—	(130,174)

Net cash used in investing activities	(51,502)	(135,318)

Cash flows from financing activities
Borrowings on line of credit	—	3,000
Payments on line of credit	—	(3,000)
Borrowings on term loan, net of financing costs	688,127	97,247
Payments on term loan	(405,100)	(1,550)
Borrowings on Sr. Subordinated Notes	—	35,000
Payments on Sr. Subordinated Notes	(35,000)	—
Payments on capital lease obligations	(243)	(206)
Payments on financing lease obligations	(1,398)	(1,104)
Payments of deferred financing costs	(1,370)	(401)
Payments of deferred IPO costs	(970)	—
Cash from landlord related to financing lease obligations	881	527
Payment to stockholders and option holders	(295,921)	—
Repurchase of shares	(113)	—
Proceeds from the issuance of shares	75	5,000

Net cash provided by (used in) financing activities	(51,032)	134,513

Net (decrease) increase in cash and cash equivalents	(1,583)	61,326
Cash and cash equivalents at beginning of the period	67,211	14,542

Cash and cash equivalents at the end of the period	$65,628	$75,868

Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information

In May 2012, the Company acquired Sunflower Farmers Market, Inc. (“Sunflower”), which operated 37 Sunflower Farmers Market stores, in a transaction referred to as the “Sunflower Transaction.” The effects of the Sunflower Transaction have a material effect on the comparability of the Company’s results of operations. The Company has therefore supplemented the comparative discussion of its results of operations for the thirteen and twenty-six weeks ended June 30, 2013 with comparisons to the results for the thirteen and twenty-six weeks ended July 1, 2012 on a pro forma basis giving effect to the Sunflower Transaction as if it had occurred on the first day of fiscal 2012. Set forth below are unaudited pro forma condensed consolidated statements of operations for the thirteen and twenty-six weeks ended July 1, 2012.

SPROUTS FARMERS MARKET, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Thirteen Weeks Ended July 1, 2012

(in thousands, except per share amounts)

	Historical Sprouts Farmers Market, Inc.(1)	Historical Sunflower(1)	Pro Forma Adjustments for		Pro Forma for Sunflower Transaction(2)
			Sunflower Fiscal Period Alignment(2)	Sunflower Transaction(2)
Net sales	$430,112	$79,837	$(1,472)	$—	$508,477
Cost of sales, buying and occupancy	299,381	56,513	(1,011)	926	355,809

Gross profit	130,731	23,324	(461)	(926)	152,668
Direct store expenses	88,996	14,772	(287)	(277)	103,204
Selling, general and administrative expenses	22,584	7,181	(90)	(6,855)	22,820
Store pre-opening costs	343	1,171	(14)	—	1,500
Store closure and exit costs	1,156	22	—	—	1,178

Income from operations	17,652	178	(70)	6,206	23,966
Interest expense	(8,365)	(677)	14	(1,186)	(10,214)
Other income	44	62	(1)	—	105

Income before income taxes	9,331	(437)	(57)	5,020	13,857
Income tax (provision) benefit	(4,025)	(730)	14	(1,958)	(6,699)

Net income	$5,306	$(1,167)	$(43)	$3,062	$7,158

Per Share Information:
Net income—basic	$0.05				$0.06
Net income—diluted	$0.05				$0.06
Weighted Average Shares:
Basic	115,964				125,334
Diluted	117,525				126,896

SPROUTS FARMERS MARKET, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Twenty-Six Weeks Ended July 1, 2012

(in thousands, except per share amounts)

	Historical Sprouts Farmers Market, Inc.(1)	Historical Sunflower(1)	Pro Forma Adjustments for		Pro Forma for Sunflower Transaction(2)
			Sunflower Fiscal Period Alignment(2)	Sunflower Transaction(2)
Net sales	$805,832	$197,611	$(1,472)	$—	$1,001,971
Cost of sales, buying and occupancy	558,314	138,879	(1,011)	637	696,819

Gross profit	247,518	58,732	(461)	(637)	305,152
Direct store expenses	163,829	35,956	(287)	(199)	199,299
Selling, general and administrative expenses	39,671	13,384	(90)	(7,676)	45,289
Store pre-opening costs	854	2,451	(14)	—	3,291
Store closure and exit costs	1,279	59	—	—	1,338

Income from operations	41,885	6,882	(70)	7,238	55,935
Interest expense	(15,463)	(2,018)	14	(3,055)	(20,522)
Other income	68	87	(1)	—	154

Income before income taxes	26,490	4,951	(57)	4,183	35,567
Income tax (provision) benefit	(11,638)	(2,796)	14	(1,632)	(16,052)

Net income	$14,852	$2,155	$(43)	$2,551	$19,515

Per Share Information:
Net income—basic	$0.13				$0.16
Net income—diluted	$0.13				$0.15
Weighted Average Shares:
Basic	112,982				125,147
Diluted	114,472				126,665

SPROUTS FARMERS MARKET, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation and Description of Transactions

Effective May 29, 2012, the Company acquired all of the outstanding common and preferred stock of Sunflower in the Sunflower Transaction, a transaction accounted for as a business combination, which was financed through the issuance of debt and 14.9 million shares of common stock.

The historical Sprouts Farmers Market, Inc. results of operations for the thirteen and twenty-six weeks ended July 1, 2012 are derived from its unaudited consolidated financial statements for the periods then ended. The historical Sunflower results of operations for the period January 1, 2012 to May 28, 2012, were derived from the Sunflower pre-combination unaudited financial statements. Certain amounts from the Sunflower pre-combination unaudited financial statements have been reclassified to conform to the Company’s presentation.

2. Pro Forma for Sunflower Transaction

The historical results of operations have been adjusted to give pro forma effect to events that are (i) directly attributable to the Sunflower Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results, as if the Sunflower Transaction occurred on the first day of fiscal 2012 (referred to as “Pro Forma Adjustments for Sunflower Transaction”). Below is a description of the types of adjustments represented in the Sunflower Fiscal Period Alignment and Sunflower Transaction Adjustments columns.

Sunflower Fiscal Period Alignment - Sunflower’s fiscal 2012 commenced one day earlier than the Company’s fiscal 2012. Pro forma adjustments for Sunflower Fiscal Period Alignment reflect the pro forma impact of deducting one day from the historical Sunflower results of operations.

Cost of Sales, Buying and Occupancy – Adjustments attributable to the application of acquisition accounting including straight-line rent adjustments and adjustments to the amortization of favorable lease intangible assets and unfavorable lease liabilities.

Direct Store Expenses – Adjustments to historical Sunflower depreciation related to changes in value and estimated useful lives of property plant and equipment.

Selling, General and Administrative Expenses – Adjustments related to Sunflower Transaction fees recorded by both Sprouts and Sunflower, accelerated share-based compensation recorded by Sunflower, adjustments to depreciation related to changes in value and estimated useful lives of property, plant and equipment and amortization of the Sunflower trade name.

Interest Expense – Adjustments related to the reversal of historical Sunflower interest expense, incremental interest expense related to the proceeds from additional term loan and senior subordinated notes that were used to effectuate the transaction and interest related to Sunflower capital and financing lease obligations.

Income Tax Provision – Adjustment to the income tax provision for the items listed above.

Net income per share – Net income per share has been adjusted to reflect those items listed above and the change in weighted average shares outstanding – basic and diluted as described below.

Weighted average shares outstanding – basic and diluted – The weighted average shares outstanding basic and diluted have been adjusted for the effect of the additional shares issued in the Sunflower Transaction.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has presented adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These measures are not in accordance with, or an alternative to GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. For the thirteen and twenty-six weeks ended July 1, 2012, these non-GAAP measures are presented pro forma for the Sunflower Transaction. See “Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information.” The Company defines adjusted net income as net income excluding store closure and exit costs, one-time costs associated with its combination with Henry’s Holdings, LLC (“Henry’s”) and the Sunflower Transaction (the “Transactions”), gain and losses from disposal of assets and the loss on extinguishment of debt. The Company defines adjusted diluted earnings per share as adjusted net income divided by the weighted average diluted shares outstanding. The Company defines EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, and defines adjusted EBITDA as EBITDA excluding store closure and exit costs, one-time costs associated with the Transactions, and losses from disposal of assets.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of the Company’s business, or as a measure of cash that will be available to meet the Company’s obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted and pro forma adjusted net income, and adjusted and pro forma adjusted EBITDA to net income for the thirteen and twenty-six weeks ended June 30, 2013 and pro forma net income for the thirteen and twenty-six weeks ended July 1, 2012:

Sprouts Farmers Market, Inc. and Subsidiaries

Non-GAAP Measure Reconciliation

(In thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012
		Pro Forma for		Pro Forma for
		Sunflower		Sunflower
	Actual	Transaction	Actual	Transaction
Net income (a)	$12,468	$7,158	$30,585	$19,515
Income tax provision	8,155	6,699	20,052	16,052

Net income before income taxes	20,623	13,857	50,637	35,567
Store closure and exit costs (b)	933	1,178	1,708	1,338
Costs associated with acquisitions and integration (c)	—	4,346	(16)	7,371
Gain/(loss) on disposal of assets (d)	(2)	1,269	6	1,386
Loss on extinguishment of debt	8,175	—	8,175	—
Adjusted income tax provision ( e)	(11,756)	(8,746)	(23,962)	(18,408)

Adjusted net income	17,973	11,904	36,548	27,254
Interest expense, net	11,390	10,214	21,550	20,522
Adjusted income tax provision ( e)	11,756	8,746	23,962	18,408

Adjusted earnings before interest and taxes (EBIT)	41,119	30,864	82,060	66,184
Depreciation, amortization and accretion	11,598	10,515	22,710	20,249

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$52,717	$41,379	$104,770	$86,433

Adjusted Net Income Per Share
Net income per share—basic	$0.10	$0.06	$0.24	$0.16
Per share impact of net income adjustments	$0.04	$0.03	$0.05	$0.06

Adjusted net income per share—basic	$0.14	$0.09	$0.29	$0.22

Net income per share—diluted	$0.10	$0.06	$0.24	$0.15
Per share impact of net income adjustments	$0.04	$0.03	$0.04	$0.07

Adjusted net income per share—diluted	$0.14	$0.09	$0.28	$0.22

(a)	See “Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information” for a reconciliation of pro forma net income to net income for the thirteen and twenty-six weeks ended July 1, 2012.
(b)	Store closure and exit costs have been excluded from adjusted and pro forma adjusted EBITDA, and from adjusted and pro forma adjusted net income. In fiscal 2013 these costs included the costs related to the closure of a former Sunflower warehouse facility and adjustments to sublease assumptions on other properties. In fiscal 2012 these consist primarily of the costs to close a Sunflower administrative facility following the Sunflower Transaction.
(c)	Costs associated with acquisitions and integration represent the costs to integrate the combined businesses resulting from the Sunflower and Henry’s Transactions. These expenses include professional fees and severance, which the Company excludes from its pro forma adjusted EBITDA and pro forma adjusted net income to provide period-to-period comparability of the Company’s operating results because management believes these costs do not directly reflect the ongoing performance of its store operations. The Company does not expect to incur material expenses associated with integration of the Sunflower and Henry’s Transactions in fiscal 2013.
(d)	Gain/Loss on disposal of assets represents the gains and losses recorded in connection with the disposal of property and equipment. The Company excludes gains and losses on disposals of assets from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations. The loss recorded in fiscal 2012 primarily relates to the loss on the sale leaseback of a store property.
(e)	Pro forma adjusted and adjusted income tax provision for all periods presented represents the income tax provision and pro forma income tax provision plus the tax effect of the adjustments described in notes (b) through (e) above based on statutory tax rates for the period. For the thirteen weeks ended July 1, 2012, this amount was further adjusted to reflect a $0.6 million reduction in pro forma income tax provision for the effects of certain items related to the Sunflower Transaction. Of the adjustment, $1.0 million relates to the tax effects of $0.7 million and $2.2 million of non-deductible transaction costs incurred by the Company and Sunflower, respectively, based on statutory tax rates for the period. This adjustment was partially offset by a $0.4 million adjustment related to tax benefits from Sunflower stock option exercises. For the twenty-six weeks ended July 1, 2012, this amount was further adjusted to reflect a $1.6 million reduction in pro forma income tax provision for the effects of certain items related to the Sunflower Transaction. Of the adjustment, $2.0 million relates to the tax effects of $2.5 million and $2.0 million of non-deductible transaction costs incurred by the Company and Sunflower, respectively, based on statutory tax rates for the period. This adjustment was partially offset by a $0.4 million adjustment related to tax benefits from Sunflower stock option exercises. The Company has excluded these items from its pro forma adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

08/22/13